Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Integral Ad Science Holding Corp. of our report dated March 2, 2023 relating to the financial statements, which appears in Integral Ad Science Holding Corp’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 31, 2023